Exhibit 99.1

Columbia Sportswear Company Reports Record Third Quarter 2003 Results;
      Company Announces Spring Backlog Increase of 26.7 percent


    PORTLAND, Ore.--(BUSINESS WIRE)--Oct. 23, 2003--Columbia
Sportswear Company (Nasdaq:COLM):

    Highlights:

    -- Global sales increased a solid 12.6 percent to a third quarter record of $373.4 million.

    -- Excluding changes in currency exchange rates, consolidated sales increased by 9.3 percent in the third quarter.

    -- Net income increased 11.8 percent to $63.6 million, a third quarter record, or $1.56 per diluted share, vs. $1.42 last year.

    -- Global spring product backlog increased 26.7 percent to $292.5 million.

    -- Full year 2003 net income guidance raised to 15 percent to 16 percent year over year growth.

    Columbia Sportswear Company (Nasdaq:COLM), a global leader in the active outdoor apparel and footwear industries, today announced record third quarter net sales of $373.4 million for the quarter ended September 30, 2003, an increase of 12.6 percent over net sales of $331.5 million for the same period of 2002. The Company reported record net income for the third quarter of $63.6 million, an 11.8 percent increase over net income of $56.9 million for the same period of 2002. Earnings per share for the third quarter of 2003 were $1.56 (diluted) on 40.8 million weighted average shares, compared to earnings per share of $1.42 (diluted) for the third quarter of 2002 on
40.2 million weighted average shares.
    Compared to the third quarter of 2002, U.S. sales increased by 6.7 percent to $249.8 million, Canadian sales increased by 19.0 percent to $49.4 million, European sales increased by 38.9 percent to $45.7 million and Other International sales increased 24.5 percent to reach $28.5 million for the third quarter of 2003.
    Excluding changes in currency exchange rates, Canadian sales grew by 5.7 percent, European sales increased by 21.8 percent, and Other International sales increased 24.3 percent for the third quarter of 2003. Consolidated net sales for the third quarter of 2003 increased
9.3 percent to $362.3 million excluding changes in currency exchange rates, when compared to the same period of last year.
    Outerwear sales increased 3.2 percent to $220.9 million, sportswear sales increased 36.7 percent to $86.0 million, footwear sales increased 21.9 percent to $46.2 million, and accessories sales increased 13.2 percent to $18.9 million, when compared to the third quarter of 2002. Mountain Hardwear, our recently acquired subsidiary, contributed $13.0 million in sales during the third quarter. Equipment sales, a new category consisting of tents and sleeping bags sold by Mountain Hardwear, were $1.4 million in the quarter.
    Net income expanded 11.8 percent to a third quarter record $63.6 million. Net income growth was primarily the result of strong top-line sales growth.
    Tim Boyle, Columbia's president and chief executive officer, commented, "We are very pleased with our outstanding financial results. Our better-than-expected third quarter sales and earnings resulted from exceptional sales growth in our sportswear product category, the continued development of our footwear product category and the sustained sales momentum of our brands in key international markets. Going forward, we expect sales velocity to continue through the fourth quarter and into the first quarter of next year. Behind the expectation of continued strength is the broad consumer demand that exists for our value-oriented, authentic product lines, supported by the global infrastructure we have created from design, to sourcing, to distribution that provides us with the platform to sustain our future growth opportunities."

    Backlog

    The Company reported that as of September 30, 2003, spring backlog increased 26.7 percent to $292.5 million, compared to spring backlog of $230.8 million at September 30, 2002. Consolidated product backlog at September 30, 2003 was $503.0 million, an increase of 19.1 percent when compared to consolidated product backlog of $422.2 million in the same period of 2002.
    Boyle commented, "Spring backlog growth was exceptional, led by sustained footwear and sportswear growth in all major geographic regions. Our brands continue to perform extremely well at retail, resulting in strong future order growth from our retail customers. We are particularly encouraged with the spring order growth in the United States, which, when compared to the corporate average excluding changes in currency exchange rates, grew faster on a significantly larger revenue base. We believe this underscores the value offered by Columbia's brands and the improving strength of the US retail apparel market overall."

    Guidance

    Boyle continued, "Based on our current outlook, we are raising fourth quarter and full year guidance. We currently believe that our strategies will enable us to generate fourth quarter 2003 revenue growth of 14 to 16 percent and net income growth of 4 to 6 percent as compared to the fourth quarter of 2002. Based on the current outlook for the fourth quarter, we believe full year 2003 revenue growth of 15 percent to 16 percent and net income growth of 15 percent to 16 percent when compared to the full year 2002 results is achievable."
    Boyle concluded, "Based in part on the reported spring backlog and taking into account less foreign currency translation benefits in the future, we currently believe that for the first quarter of 2004 revenue growth of between 19 percent and 21 percent, and net income growth of 10 percent to 14 percent are achievable targets when compared to the first quarter of 2003. As a reminder, spring accounts for a relatively small percentage of our overall business; the bulk of our revenues and profits traditionally come in the second half of the year. Further out, it is difficult for us to gauge revenue and profitability levels until we gain more visibility into the fall 2004 season. Please note that these projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly."
    The Company will host a conference call to elaborate on third quarter 2003 results on Thursday, October 23rd at 5 p.m. Eastern. The call will include discussions regarding the Company's third quarter 2003 performance in general, the Company's geographic and merchandise category performance, and the Company's future opportunities. To participate, please dial 800-358-8449 in the United States (outside the United States, please dial 706-634-7408) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company's website at www.columbia.com. An audio replay will be available for 24 hours after the call has ended. To access, please dial 800-642-1687 in the United States (outside the United States, please dial 706-645-9291) and enter reservation # 3624344. The webcast can also be accessed on the investor information section of the Company's website at www.columbia.com until November 14, 2003.
    Founded in 1938 in Portland, Ore., Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. To learn more about Columbia Sportswear, please visit the Company's Web site at www.columbia.com.

    This press release contains forward-looking statements, including Mr. Boyle's statements regarding anticipated revenues and earnings in 2003 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003, under the heading "Factors That May Affect Our Business and the Price of Our Common Stock," and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect future revenues, earnings and deliveries include, but are not limited to, business disruptions and costs arising from disease outbreaks, acts of terrorism or military activities around the globe; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of Company customers; the Company's ability to cost-effectively integrate Sorel and Mountain Hardwear into its existing operations; the Company's ability to effectively deliver its products to customers in a timely manner due to potential service interruptions; the Company's reliance on product acceptance by consumers; effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring which affects demand for the Company's products); dependence on independent manufacturers and suppliers; effectiveness of the Company's sales and marketing efforts; intense competition in the industry (which the Company expects to increase); the Company's ability to achieve and manage growth effectively; international risks including trade disruptions, political instability in foreign markets, exchange rate fluctuations, changes in quotas and tariffs or other duties; effective implementation and expansion of the Company's distribution facilities; operations of the Company's and third party computer systems; and the Company's ability to establish and protect its intellectual property. Although forward-looking statements help provide complete information about the Company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this release, to conform them to actual results or to changes in our expectations.
    -table follows-


                      COLUMBIA SPORTSWEAR COMPANY

                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                      September 30,
                                                ----------------------
                                                      2003       2002
                                                 ---------- ----------
 Current Assets:
   Cash and cash equivalents                    $   85,882 $   38,434
   Accounts receivable, net                        321,169    268,428
   Inventories                                     166,072    133,645
   Deferred tax asset                               16,439     11,280
   Prepaid expenses and other current assets         7,092      5,124
                                                 ---------- ----------
       Total current assets                        596,654    456,911

 Property, plant and equipment, net                119,024    124,070
 Intangibles and other assets                       36,594      7,601
                                                 ---------- ----------
       Total assets                             $  752,272 $  588,582
                                                 ========== ==========


 Current Liabilities:
   Notes payable                                $        - $   13,116
   Accounts payable                                 51,452     47,174
   Accrued liabilities                              79,898     66,256
   Current portion of long-term debt                 4,558      4,498
                                                 ---------- ----------
       Total current liabilities                   135,908    131,044

 Long-term debt                                     16,259     20,568
 Deferred tax liability                              7,530      1,233
 Shareholders' equity                              592,575    435,737
                                                 ---------- ----------
       Total liabilities and shareholders'
        equity                                  $  752,272 $  588,582
                                                 ========== ==========


                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                               Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                   2003      2002      2003      2002
                                --------  --------  --------  --------

Net sales                      $373,409  $331,504  $694,357  $598,998
Cost of sales                   194,592   170,717   374,077   322,966
                                --------  --------  --------  --------
  Gross profit                  178,817   160,787   320,280   276,032
                                   47.9%     48.5%     46.1%     46.1%

Selling, general, and
 administrative                  78,070    69,646   180,926   158,660
                                --------  --------  --------  --------
Income from operations          100,747    91,141   139,354   117,372

Interest (income) expense, net      148       129      (224)      (38)
                                --------  --------  --------  --------
Income before income tax        100,599    91,012   139,578   117,410

Income tax provision             37,027    34,130    51,644    44,029
                                --------  --------  --------  --------
Net income                     $ 63,572  $ 56,882  $ 87,934  $ 73,381
                                ========  ========  ========  ========

Net income per share:
  Basic                        $   1.59  $   1.44  $   2.20  $   1.86
  Diluted                          1.56      1.42      2.17      1.83
Weighted average shares
 outstanding:
  Basic                          39,984    39,475    39,894    39,393
  Diluted                        40,781    40,151    40,540    40,059



    CONTACT: Columbia Sportswear Company
             David W. Kiser, 503-985-4584